Exhibit 99.2

CONTACT

Internet America, Inc.	February 14, 2005
214.861.2500
investor.relations@airmail.net

Internet America announces election of John Palmer to the Board of

Directors, Changes in Board Responsibilities

DALLAS, February 14, 2005 — Internet America, Inc. (OTCBB: GEEK) today announced the election of former US Ambassador John Palmer to the Internet America Board of Directors. The company also announced today that Billy Ladin assumed the additional role of Chairman of the Internet America Board of Directors from David Hanna, who will continue to serve as a Director.

“I am very excited to announce that John Palmer, a telecom industry luminary and the former US Ambassador to Portugal, has joined the Internet America Board,” said Billy Ladin, CEO of Internet America. “John Palmer’s addition to and the expansion of the Internet America Board will further our goal of putting together a seasoned board to help us in driving the direction of Internet America as we pursue our recently announced corporate strategy of providing broadband wireless Internet access to the masses.”

Prior to his appointment as Ambassador, Mr. Palmer was the Chairman of GulfSouth Capital, Inc. and served as the Chairman of SkyTel from 1989 until its sale to MCI WorldCom in 1999.

Mr. Ladin continued, “In addition, David Hanna has stepped down as Chairman as the demands created by the great distance between his residence and Internet America created scheduling challenges that made it difficult for David to dedicate the amount of time he felt necessary to fulfill his duties as Chairman. David and the Board decided that I should assume the chairmanship, and David will continue to serve as an active participant on the Board.”

Internet America is a leading Internet service provider primarily serving the Texas market. Based in Dallas, Internet America offers businesses and individuals a wide array of Internet services including broadband Internet delivered wirelessly and over DSL, dedicated high-speed access, web hosting, and dial-up Internet access. Internet America provides customers a wide range of related value-added services, including Fax2email, online backup and storage solutions, parental control software, and global roaming solutions. Internet America focuses on the speed and quality of its Internet services and its commitment to providing excellent customer care. Additional information on Internet America is available on the Company’s web site at www.internetamerica.com.